EXHIBIT 4.8



Form CD-26-5M-8-83



The Commonwealth of Massachusetts
OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
MICHAEL JOSEPH CONNOLLY, Secretary
ONE ASHBURTON PLACE, BOSTON, MASS.  02108



                                                      FEDERAL IDENTIFICATION



                                                      NO.  04-2384321





CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
A SERIES OF A CLASS OF STOCK


General Laws, Chapter 156B, Section 26









---------





We,     C. William Carey                                , President /   and
        Richard E. Floor                                , Clerk         of



TOWN & COUNTRY CORPORATION
(Name of Corporation)


located at 25 Union Street, Chelsea, MA 02150 do hereby certify that pursuant to a consent in lieu of special meeting of the directors of the corporation dated November 18, 1994, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted: -



        See attached pages 2A to 17A.









Note: Votes for which the space provided above is not sufficient should be set out on continuation sheets to be numbered 2A, 2B, etc. Continuation sheets must have a left-hand margin 1 inch wide for binding and shall be 8 1/2" x 11". Only one side should be used.

VOTE OF DIRECTORS
ESTABLISHING SERIES OF
CONVERTIBLE REDEEMABLE PREFERRED STOCK
OF
TOWN & COUNTRY CORPORATION



Pursuant to Section 26 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts:

     VOTED, that as a result of the reacquisition by Town & Country Corporation (the "Corporation") of shares of the Corporation's exchangeable preferred stock, par value $1.00 per share (the "Exchangeable Preferred Stock"), the Board of Directors of the Corporation, pursuant to Section 21A of Chapter 156B of the General Laws of the Commonwealth of Massachusetts and pursuant to the Certificate of Vote of Directors Establishing a Series of a Class of Stock dated May 14, 1993 establishing the Exchangeable Preferred Stock, hereby restores such reacquired shares of Exchangeable Preferred Stock to the status of authorized but unissued shares of Preferred Stock of the Corporation and reduces the number of shares of Exchangeable Preferred Stock authorized for issuance by the Corporation from 2,700,000 shares to 200,000 shares.

     VOTED, that pursuant to authority conferred upon the Board of Directors by the Corporation's Articles of Organization, as amended as of the date hereof (the "Articles"), the Board of Directors hereby establishes and designates a series of Preferred Stock of the Corporation, and hereby fixes and determines the relative rights and preferences of the shares of such series, in addition to those set forth in the Articles of Organization, as follows:

     Section 1.     Designation, Amount and Liquidation Value.

     The shares of the series of Preferred Stock shall be designated as "Convertible Redeemable Preferred Stock," and the number of shares constituting such series initially shall be 2,533,255; provided that pursuant to the terms of this Certificate of Designation, the Corporation shall be authorized to issue from time to time additional shares of Convertible Redeemable Preferred Stock solely as payment in lieu of cash dividends payable on the Convertible Redeemable Preferred Stock. Each share of Convertible Redeemable Preferred Stock shall have a liquidation value equal to the sum of $6.50 (as adjusted to reflect any stock dividend, subdivision, reclassification,

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distribution or similar event relating to the Convertible  Redeemable  Preferred
Stock) plus the amount of accrued and unpaid dividends thereon (the "Liquidation Value").

     Section 2.     Definitions.

          "AMEX" means the American Stock Exchange.

          "Board of Directors" means the Board of Directors of the Corporation.

          "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of Boston or the Commonwealth of Massachusetts or the State of New York are authorized or obligated by law or executive order to close.

          "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated and whether voting or nonvoting) corporate stock.

          "Certificate of Designation" means the Certificate of Vote of Directors Establishing a Series of a Class of Stock of the Corporation pursuant to Section 26 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, of which these votes form a part, creating the Convertible Redeemable Preferred Stock and setting forth the terms, rights and preferences thereof.

          "Class A Common Stock" means the Class A Common Stock of the Corporation, $.01 par value per share.

          "Class B Common Stock" means the Class B Common Stock of the Corporation, $.01 par value per share.

          "Closing Date" means the date on which the shares of Convertible Redeemable Preferred Stock are first issued.

          "Conversion Notice" shall have the meaning set forth in
Section 5(c) hereof.

          "Conversion Rate" shall have the meaning set forth in Section 5(a) hereof, as adjusted from time to time pursuant to the provisions of Section 5(d) hereof.

          "Convertible   Redeemable   Preferred  Stock"  means  the  convertible
redeemable preferred stock of the Corporation, $1.00 par value per share, established pursuant to this Certificate of Designation.

          "Corporation  Optional Conversion" shall have the meaning set forth in
Section 5(b) hereof.

          "Corporation Optional Conversion Date" shall have the meaning set forth in Section 5(c)(ii) hereof.

          "Corporation Optional Conversion Notice" shall have the meaning set forth in Section 5(c)(ii) hereof.

          "Corporation  Optional Redemption" shall have the meaning set forth in
Section 4(a) hereof.

          "Dividend Period" shall mean the semi-annual periods commencing on March 1 and September 1 of each year after the Closing Date and ending on and including the day preceding the first day of the next succeeding Dividend Period, provided that the Dividend Period for March 1, 1995 shall include the period from the Closing Date up to March 1, 1995.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchangeable Preferred Stock" means the exchangeable preferred stock of the Corporation, $1.00 par value per share.

          "Fair Market Value" means the average of the Sale Price of a share of Class A Common Stock for the 30 Trading Days immediately preceding the date on which the Transfer Agent received a Conversion Notice or written notice of a redemption, as the case may be.

          "Holder" means the person in whose name shares of Convertible Redeemable Preferred Stock are registered on the books of the Corporation.

          "Junior Stock" means Class A Common Stock, Class B Common Stock, and any other class or series of Capital Stock of the Corporation now or hereafter issued and outstanding that ranks junior as to dividends and/or liquidation to the Convertible Redeemable Preferred Stock.

          "Lien" means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract and including, without limitation, any lien, security interest, mortgage, encumbrance, pledge, charge, claim, hypothecation, assignment for security, deposit arrangement, conditional sale or trust receipt, a lease, consignment or bailment for security purposes or other security agreement of any kind or nature whatsoever. The term "Lien" shall include stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements.

          "Liquidation Value" shall have the meaning set forth in
Section 1 hereof.

          "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

          "New Senior Secured Notes" means the Corporation's 11 1/2% Senior Secured Notes due September 15, 1997.

          "New Senior Subordinated Notes" means the Corporation's 13% Senior Subordinated Notes due May 31, 1998.

          "Officer" means the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Clerk of the Corporation.

          "Officers' Certificate" means a certificate signed by two Officers, one of whom must be the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or a Vice President of the Corporation.

          "Optional Conversion Date" shall have the meaning set forth in Section 5(c)(i) hereof.

          "Person" means an individual, a corporation, a partnership, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization, or any other entity.

          "Redemption Date" means the date on which shares of Convertible Redeemable Preferred Stock are to be redeemed pursuant to Section 4.

          "Revised Debt Agreements" means, collectively, the Credit Agreement dated as of May 14, 1993 by and among the Corporation and certain of its subsidiaries and Foothill Capital Corporation, and each of the amended and restated consignment agreements dated as of May 14, 1993 by and between the Corporation and each of its gold suppliers in each such case, as the same may be amended, modified or supplemented in accordance with their respective terms from time to time, and any credit, consignment or other agreement pursuant to which the Corporation or any of its subsidiaries replaces, renews, refunds, refinances or extends borrowings under such credit agreement or any of such consignment agreements.

          "Sale Price" means, with respect to Class A Common Stock, for any given day, the closing sale price (or, if no closing sale price is reported, the average of the bid and ask prices or if more than one in either case, the average of the average bid and ask prices on such day) of a share of such security as reported by AMEX or, in the event that such security is not traded on AMEX, such other national or regional securities exchange or automated quotations system upon which such security is listed and principally traded or, if no such price is available, the per share market value of such security as determined by a nationally recognized investment banking firm or other nationally recognized financial adviser retained by the Corporation for such purpose; provided, however, that if any such date shall not be a Trading Day, the Sale Price shall be based on the specified price on the Trading Day preceding such date.

          "First Anniversary Date" means the first anniversary of the Closing Date.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Significant Subsidiary" of any Person means any subsidiary or group of subsidiaries which would, individually or in the aggregate, be a "Significant Subsidiary" as defined in Rule 1.02 of Regulation S-X under the Securities Act.

          "subsidiary" means, as to any particular parent corporation, any corporation, association, partnership or other business entity of which more than 50% of the Voting Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such parent corporation.

          "Trading Day" means each day on which AMEX or such other securities exchange or automated quotations system on which shares of Class A Common Stock are traded is open for the transaction of business or, if such securities are not listed or admitted for trading on AMEX, any other securities exchange or NASDAQ, a Business Day.

          "Transfer Agent" means State Street Bank & Trust Company as transfer agent for the Convertible Redeemable Preferred Stock until a successor replaces it in accordance with the terms of the Transfer Agent Agreement and, thereafter, means such successor.

          "Voting Stock" with respect to any Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote for the election of directors of such Person. Any reference to a percentage of Voting Stock shall refer to the percentage of votes eligible to be cast for the election of directors which are attributable to the applicable shares of Voting Stock.

     Section 3.     Dividends.

          (a) Payment of Dividends. After the Closing Date, the Holders of Convertible Redeemable Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, cash dividends at the rate per annum of 6% of the Liquidation Value. Notwithstanding anything to the contrary set forth herein, the Corporation shall not be obligated to declare or pay cash dividends on the Convertible Redeemable Preferred Stock if (i) the Corporation does not have sufficient funds legally available to pay such dividends; (ii) directors of the Corporation could be held jointly and severally liable for the payment of such dividends under Massachusetts law; or (iii) the payment of such dividends is prohibited by the certificate of designation for the Exchangeable Preferred Stock, the indenture for the New Senior Secured Notes, the indenture for the New Senior Subordinated Notes or the Revised Debt Agreements (provided that, in the case of any credit, gold consignment or other agreement pursuant to which the Corporation or any of its subsidiaries replaces, renews, refinances or extends borrowings under any of the Revised Debt Agreements, such dividend restriction is no more restrictive than the dividend restriction set forth in such Revised Debt Agreement entered into on May 14, 1993); provided, however, that dividends on the Convertible Redeemable Preferred Stock shall accrue (whether or not declared) from and including the Closing Date to and including the date on which the Liquidation Value is paid on such shares or on which such shares are converted or redeemed and, to the extent not paid for any Dividend Period, will be cumulative. If the Corporation is prohibited from paying cash dividends on the Convertible Redeemable Preferred Stock, then in lieu of any cash payment due to the Holders in respect of such dividends, the Corporation shall issue additional shares of Convertible Redeemable Preferred Stock having an aggregate Liquidation Value equal to the amount of such dividend payments. Notwithstanding anything to the contrary set forth herein, the issuance of additional shares of Convertible Redeemable Preferred Stock (and the issuance of shares of Class A
Common Stock upon the automatic conversion of such shares of Convertible Redeemable Preferred Stock as set forth in Section 5(c)(i) and Section 5(c)(ii) hereof) in lieu of cash dividends for any Dividend Period shall be deemed to have satisfied for all purposes the Corporation's requirement to pay such dividends for such Dividend Period and such dividends shall cease to accrue upon such issuance. If at any time the Corporation pays a portion of any dividends in cash and a portion in additional shares of Convertible Redeemable Preferred Stock, the cash portion and the share portion of such dividend payment shall be distributed ratably among the Holders of Convertible Redeemable Preferred Stock based upon the aggregate dividends payable on the shares of Convertible Redeemable Preferred Stock held by such Holders. Dividends on the Convertible
Redeemable Preferred Stock, whether paid in cash or in shares of Convertible Redeemable Preferred Stock, shall be payable semiannually, when and as declared by the Board of Directors, on each March 1 and September 1 after the Closing Date. Each such dividend shall be payable to Holders of Convertible Redeemable Preferred Stock at the close of business on the record date, which record date shall be not more than 60 days prior to the date fixed for payment thereof. Dividends payable on the Convertible Redeemable Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

          (b) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Convertible Redeemable Preferred Stock, such payment shall be distributed ratably among the Holders of Convertible Redeemable Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Convertible Redeemable Preferred Stock held by such Holders.

          (c) Certain Restrictions. So long as any shares of Convertible Redeemable Preferred Stock are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment on any class or series of Junior Stock unless the Corporation shall have deposited with the Transfer Agent cash sufficient to pay the then-applicable redemption price for all shares of Convertible Redeemable Preferred Stock then outstanding plus cash sufficient to pay all accrued but unpaid dividends thereon; provided, however, that notwithstanding the foregoing, the Corporation shall be able to make any required payments under (i) the Registration Effectiveness Agreement, dated as of May 14, 1993, by and between the Corporation and certain funds managed by Fidelity Research & Management Company and Fidelity Management Trust Company and
(ii) the Registration Rights Agreement, dated as of the Closing Date, by and between the Corporation and the Holders.

          (d) Exceptions. As used in this Section 3, the term "dividend" shall not include dividends payable solely in shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of any Junior Stock.

     Section 4.     Redemption.

          (a) Optional Redemption. Shares of Convertible Redeemable Preferred Stock may not be redeemed by the Corporation prior to the First Anniversary Date. On and after the First Anniversary Date, to the extent permitted by law, by the Revised Debt Agreements, by the indentures for the New Senior Secured Notes and the New Senior Subordinated Notes, and by the certificate of designation for the Exchangeable Preferred Stock, the Corporation may redeem shares of Convertible Redeemable Preferred Stock in whole at any time or in part from time to time at a redemption price per share set forth below (expressed as a percentage of the Liquidation Value) if redeemed during the twelve-month period beginning November 23 of the year indicated below (a "Corporation Optional Redemption"):

                    Year                Percentage

                    1995                   104%
                    1996                   102
                    1997 and thereafter    100

          (b)  Procedures for Redemption.

                    (i) If fewer than all the shares of Convertible Redeemable Preferred Stock are to be redeemed, the number of shares of Convertible Redeemable Preferred Stock to be redeemed from each Holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Convertible Redeemable Preferred Stock to be redeemed by a fraction, the numerator of which shall be the total number of shares of Convertible Redeemable Preferred Stock held by such Holder and the denominator of which shall be the total number of shares of Convertible Redeemable Preferred Stock then outstanding. Upon surrender of a stock certificate of Convertible Redeemable Preferred Stock that is redeemed in part, the Corporation shall execute and deliver or have delivered to a Holder (at the Corporation's expense) a new stock certificate representing an amount equal to the unredeemed portion of the stock certificate surrendered.

                    (ii) At least 45 days but not more than 60 days before the Redemption Date, the Corporation or, at the Corporation's request, the Transfer Agent shall mail a notice of redemption by first-class mail to each Holder. This notice shall identify the shares of Convertible Redeemable Preferred Stock to be redeemed and shall, among other things, state:

                         (A)  the Redemption Date;

                         (B)  the redemption price and the amount and type of
consideration being paid in connection with the redemption;

                         (C)  the name and address of the Transfer Agent;

                         (D)  that the shares of Convertible Redeemable
Preferred Stock called for redemption must be surrendered to the Transfer Agent to collect the redemption price;

                         (E)  if fewer than all of the outstanding shares of
Convertible Redeemable Preferred Stock are to be redeemed, the identification and amounts of the shares of Convertible Redeemable Preferred Stock to be redeemed, and that after the applicable Redemption Date, upon surrender of such shares of Convertible Redeemable Preferred Stock, a new stock certificate equal to the unredeemed portion will be issued; and

                         (F)  the Conversion Rate and the date established
pursuant to Section 5(c)(iv) on which the right to convert the shares of Convertible Redeemable Preferred Stock into Class A Common Stock shall expire and instructions for converting the Convertible Redeemable Preferred Stock, including the requirement that the shares of Convertible Redeemable Preferred Stock to be converted must be delivered to the Transfer Agent to receive the Class A Common Stock.

     In the event that the Corporation shall mail the redemption notice to Holders, a copy of such notice shall also be simultaneously mailed to the Transfer Agent. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice given to any other Holder.

                    (iii) In the case of a Corporation Optional Redemption made pursuant to Section 4(a), the Corporation shall pay such redemption price in cash. Not later than two (2) Business Days prior to the Redemption Date, the Corporation shall deposit with the Transfer Agent cash sufficient to pay the redemption price for all shares of Convertible Redeemable Preferred Stock to be redeemed and any accrued and unpaid dividends thereon, whether or not declared; provided that in lieu of paying cash in respect of such accrued and unpaid dividends, the Corporation may pay such dividends in shares of Convertible Redeemable Preferred Common Stock having an aggregate Liquidation Value equal to the amount of such accrued but unpaid dividends. In the event that the Corporation elects to pay such accrued but unpaid dividends with shares of Convertible Redeemable Preferred Stock, immediately upon issuance such shares of Convertible Redeemable Preferred Stock shall automatically and without further action by the Corporation or the Holder be converted into shares of Class A Common Stock at the then-applicable Conversion Rate.

                    (iv) As long as the Corporation has complied with the requirements set forth in this Section 4(b), from and after the Redemption Date, dividends on the shares of Convertible Redeemable Preferred Stock so called for redemption shall cease to accrue, such shares shall be cancelled and shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive from the
Corporation the redemption price and payment of all accrued but unpaid dividends) shall cease.

     Section 5.     Conversion of Convertible Redeemable Preferred Stock.

          (a) Conversion at Option of the Holder. At any time and from time to time after the Closing Date, a Holder of Convertible Redeemable Preferred Stock may surrender such stock, in whole or in part, for shares of Class A Common Stock during the time periods set forth in Section 5(c)(iv). Initially a Holder of Convertible Redeemable Preferred Stock shall receive two shares of Class A Common Stock for each share of Convertible Redeemable Preferred Stock surrendered for conversion subject to adjustment as set forth in Section 5(d) (the "Conversion Rate").

          (b) Conversion at Option of the Corporation. In the event that at any time after the Closing Date, the Sale Price of Class A Common Stock shall equal or exceed $3.25 per share (as adjusted to reflect any stock dividend, subdivision, combination, reclassification, distribution or similar event relating to the shares of Class A Common Stock) for 30 consecutive Trading Days, the Corporation may require the Holders of the Convertible Redeemable Preferred Stock in whole but not in part to convert their shares of

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Convertible Redeemable Preferred Stock into shares of Class A
Common Stock at the then-applicable Conversion Rate (a
"Corporation Optional Conversion").

          (c)  Procedures and Method of Conversion.

                    (i) In order to convert shares of Convertible Redeemable Preferred Stock, a Holder must surrender such shares of Convertible Redeemable Preferred Stock to the Transfer Agent by physical delivery to the office of the Transfer Agent maintained for that purpose, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), accompanied by written notice of conversion (the "Conversion Notice") and, to the extent required by Section 5(g) hereof, payment for all transfer and similar taxes. Such Conversion Notice shall specify (i) the number of shares of Convertible Redeemable Preferred Stock to be converted, (ii) the name or names in which such Holder wishes the certificate or certificates for Class A Common Stock and for any Convertible Redeemable Preferred Stock not to be so converted to be issued and (iii) the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion.
 Any conversion shall be deemed to have been effected on the date on which all such requirements set forth in the preceding sentence have been satisfied (the "Optional Conversion Date"). Once received by the Transfer Agent, a Conversion Notice shall be irrevocable and may not be withdrawn by a Holder for any reason. The Transfer Agent shall promptly notify the Corporation of receipt by it of any Conversion Notice. No later than five (5) Business Days following the Optional Conversion Date, the Corporation shall deliver to the Transfer Agent (for redelivery to the Holder) accrued and unpaid dividends on the Convertible Redeemable Preferred Stock through and including the Optional Conversion Date which such dividends may be paid in cash or in shares of Convertible Redeemable Preferred Common Stock having an aggregate Liquidation Value equal to the amount of such accrued but unpaid dividends. In the event that the Corporation elects to pay such accrued but unpaid dividends with shares of Convertible Redeemable Preferred Stock, immediately upon issuance such shares of Convertible Redeemable Preferred Stock shall automatically and without further action by the Corporation or the Holder be converted into shares of Class A Common Stock at the then-applicable Conversion Rate. In addition, the Transfer Agent shall deliver to the Holder the Class A Common Stock (at the Conversion Rate then in effect) which such Holder is entitled to receive in accordance with the provisions of this Certificate of Designation. Such conversion shall be deemed to have been effected on the close of business on the Optional Conversion Date, and at such time all rights of the Holder of such Convertible Redeemable Preferred Stock as a Holder of Convertible Redeemable Preferred Stock (other than the right to receive Class A Common Stock and accrued and unpaid dividends on the Convertible Redeemable Preferred Stock) shall cease and the Holder shall, as between such Holder and the Transfer Agent and the Corporation, be deemed to have become the holder of record of the Class A Common Stock represented thereby. Delivery of such certificate or certificates or execution of such transfer, as the case may be, and delivery of immediately available funds for any cash in payment of accrued and unpaid dividends on the shares of Convertible Redeemable Preferred Stock being converted (subject to the Corporation's right to pay such accrued and unpaid dividends in shares of Convertible Redeemable
Preferred Stock) as aforesaid may be delayed for a reasonable time at the request of the Corporation in order to effectuate the calculation of adjustments of the Conversion Rate pursuant to Section 5(d) or to make any governmental filings or obtain any necessary governmental approvals required to be made or obtained by the Corporation or the Holder converting its shares of Convertible Redeemable Preferred Stock. If, between any Optional Conversion Date and the related date of delivery of applicable Class A Common Stock, a record date or effective date of a transaction described in Section 5(d) or 5(e) shall occur, the Holder entitled to receive such Class A Common Stock shall be entitled only to receive such Class A Common Stock as so modified on the date of the delivery, and the Corporation and the Transfer Agent shall not be otherwise liable with respect to the modification of such Class A Common Stock from such Optional Conversion Date to the date of such delivery.

                    (ii) In the event of a Corporation Optional Conversion, the Corporation shall provide written notice (the "Corporation Optional Conversion Notice") to the Holders that the requirements of Section 5(b) have been met and that the Corporation is requiring the conversion of all outstanding shares of Convertible Redeemable Preferred Stock. For purposes of this Section 5(c)(ii), the date of the Corporation Optional Conversion Notice shall be the "Corporation Optional Conversion Date." The Corporation Optional Conversion Notice shall be accompanied by a letter of transmittal describing the procedures by which the Holders shall deliver all of their shares of Convertible Redeemable Preferred Stock for conversion into Class A Common Stock. As of the Corporation Optional Conversion Date and without any further action by the Corporation and without any further notice, (i) all outstanding shares of Convertible Redeemable Preferred Stock shall be deemed to have been converted into shares of Class A Common Stock at the then-applicable Conversion Rate and such shares shall be cancelled and shall no longer be deemed to be outstanding, (ii) dividends on the Convertible Redeemable Preferred Stock shall cease to accrue, and (iii) all rights of the Holders of the Convertible Redeemable Preferred Stock (except the right to receive from the Corporation the shares of Class A Common Stock) shall cease. In the event of a Corporation Optional Conversion, the Corporation shall pay the amount of accrued but unpaid dividends on such shares of Convertible Redeemable Preferred Stock in shares of Convertible Redeemable Preferred Stock having an aggregate Liquidation Value equal to the amount of such accrued but unpaid dividends, which such shares of Convertible Redeemable Preferred Stock shall automatically and without further action by the Corporation or the Holder be converted into shares of Class A Common Stock at the then-applicable Conversion Rate.

                    (iii) If any Holder converts less than all of its shares of Convertible Redeemable Preferred Stock, upon such conversion the Corporation shall execute and deliver or have delivered to the Holder thereof, at the expense of the Corporation, a new stock certificate or certificates representing an amount equal to the unconverted shares of Convertible Redeemable Preferred Stock.

               (iv) With respect to any shares of Convertible Redeemable Preferred Stock called for redemption, the right to convert such shares for Class A Common Stock shall expire on the close of business on the day preceding the Redemption Date if such shares have been called for redemption pursuant to
Section 4(a) and the Corporation shall have deposited with the Transfer Agent cash sufficient to pay the redemption price for the shares to be redeemed in accordance with the provisions of Section 4(b)(iii) hereof.

          (d)  Adjustment of Conversion Rate.

     The Conversion Rate shall be subject to adjustment as follows:

                    (i) If at any  time any  shares  of  Convertible  Redeemable
Preferred Stock are outstanding, the Corporation shall (A) pay a dividend or make a distribution on Class A Common Stock in shares of such stock, (B) subdivide outstanding shares of Class A Common Stock into a greater number of shares of such stock, (C) combine outstanding shares of Class A Common Stock into a smaller number of shares of such stock, or (D) issue, by reclassification of shares of Class A Common Stock, any shares of any series of the Corporation's Capital Stock, the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the Holder of any Convertible Redeemable Preferred Stock thereafter converted shall be entitled to receive upon such conversion the number of shares of Class A Common Stock or other Capital Stock as such Holder would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had such Convertible Redeemable Preferred Stock been converted immediately prior to the record date (or if there is no record date, the effective date) of such event. Such adjustments shall be made whenever any of the events listed above shall occur and shall become effective as of immediately after the close of business on the record date in the case of a stock dividend and on the effective date in the case of a subdivision or combination or reclassification. Any Holder converting any Convertible Redeemable Preferred Stock after such record date or such effective date, as the case may be, shall be entitled to receive shares of Class A Common Stock or other Capital Stock at the Conversion Rate as so adjusted pursuant to this Section 5(d)(i).

                    (ii) All calculations under this Section 5(d) shall be made to the nearest one-one-thousandth (.001) of a share.

                    (iii) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall determine the adjusted Conversion Rate in accordance with the provisions of this Section 5(d) and shall prepare a certificate setting forth such adjusted Conversion Rate and showing in detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent. A notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall as soon as practicable be mailed by the Corporation or, at the Corporation's request, the Transfer Agent to the Holders at their last addresses as they shall appear upon the books of the Corporation.

          (e) Distributions by Corporation. If at any time any shares of Convertible Redeemable Preferred Stock are outstanding, the Corporation shall distribute to all holders of its Class A Common Stock any of its assets or debt securities, or rights, including purchase rights, options, warrants or convertible or exchangeable securities of the Corporation (including securities for cash, but excluding distributions of Capital Stock referred to in subsection 5(d)(i) above), then in each such case, the Holders of Convertible Redeemable Preferred Stock shall be entitled to receive such rights, options, warrants or convertible or exchangeable securities as such Holders would have been entitled to receive had they converted their shares of Convertible Redeemable Preferred Stock for shares of Class A Common Stock prior to the record date of any such distribution.

          (f) Fractional Interest. At its option, the Corporation may deliver fractional shares of Class A Common Stock upon conversion of Convertible Redeemable Preferred Stock or may instruct the Transfer Agent, on behalf of the Corporation, to pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Fair Market Value per share of Class A Common Stock. If more than one certificate representing shares of Convertible Redeemable Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Class A Common Stock that shall be delivered upon conversion shall be computed on the basis of the aggregate number of shares of Convertible Redeemable Preferred Stock (or specified portion thereof to the extent permitted hereby) so surrendered. In the event that the Corporation shall elect to pay cash in lieu of any fractional interest, the Corporation shall, upon conversion of any shares of Convertible Redeemable Preferred Stock, provide cash to the Transfer Agent in an amount equal to the cash adjustment payable with respect to any fractional shares of Class A Common Stock deliverable upon conversion of such shares of Convertible Redeemable Preferred Stock, and receive in consideration therefor such fractional shares.

          (g) Taxes. The Corporation will pay any and all documentary, stamp, transfer or similar taxes that may be payable in respect of the transfer and delivery of Class A Common Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the delivery of Class A Common Stock in a name other than that in which the shares of Convertible Redeemable Preferred Stock so converted were registered, and no such transfer or delivery shall be made unless and until the Person requesting such transfer has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (h) Shares Free and Clear. The Corporation hereby warrants that, upon conversion of Convertible Redeemable Preferred Stock pursuant to this
Certificate of Designation, including upon conversion of shares of Convertible Preferred Stock issued in lieu of payment of cash dividends, the Holders of Convertible Redeemable Preferred Stock shall receive fully paid and nonassessable shares of Class A Common Stock free and clear of any and all Liens.

          (i) Status upon Conversion. From and after the Optional Conversion Date or the Corporation Optional Conversion Date, as the case may be, dividends on the shares of Convertible Redeemable Preferred Stock so converted shall cease to accrue, such shares shall be cancelled and shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive the Class A Common Stock) shall cease.

          (j) Assistance by Corporation. The Corporation shall assist and cooperate with any Holder in making any governmental filings or obtaining governmental approval required to be made or obtained by such Holder in connection with any conversion of shares of Convertible Redeemable Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

          (k) Reservation of Shares. The Corporation shall reserve, free from any preemptive rights, out of its authorized but unissued Class A Common Stock sufficient shares of Class A Common Stock to provide for the conversion of all shares of Convertible Redeemable Preferred Stock from time to time outstanding, including shares of Convertible Redeemable Preferred Stock issued in lieu of cash dividend payments.

     Section 6.     Consolidation, Merger and Sale of Assets, etc.

     The Corporation shall not consolidate with or merge into, or transfer all or substantially all of its assets to, another Person unless (i) the Corporation is the surviving entity and the Convertible Redeemable Preferred Stock is unchanged or (ii) (A) the surviving, resulting or acquiring Person is a Person organized under the laws of the United States, any state thereof or the District of Columbia, or a Person organized under the laws of a foreign jurisdiction whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on NASDAQ, and (B) the Corporation shall make effective provision such that, upon consummation of such transaction, the Holders of Convertible Redeemable Preferred Stock shall receive stock of the surviving entity having substantially identical terms (including the conversion rights for the Class A Common Stock set forth in Section 5) as the Convertible Redeemable Preferred Stock.

     Section 7.     Voting Rights of Convertible Redeemable Preferred
Stock.

          (a) General. Except as otherwise expressly provided herein or as required by law, the Holder of each share of Convertible Redeemable Preferred Stock shall be entitled to vote on all matters on which the holders of Class A Common Stock are entitled to vote. Each share of Convertible Redeemable Preferred Stock shall entitle the Holder thereof to such number of votes per share as shall equal the number of shares of Class A Common Stock into which each share of Convertible Redeemable Preferred Stock is then convertible. Except as provided in Section 7(b) hereof or as required by law, the holders of shares of the Convertible Redeemable Preferred Stock and the Class A Common Stock shall vote together as a single class on all matters.

          (b) Certain Amendments. So long as any shares of Convertible Redeemable Preferred Stock remain outstanding:

                    (i) the affirmative vote of the Holders of 100% of the outstanding shares of Convertible Redeemable Preferred Stock, voting together as a separate class, shall be required in order to change (A) the amount of the Liquidation Value or the dividend rate of, or any provision of Section 3 hereof relating to the calculation of the dividend on, the Convertible Redeemable Preferred Stock or (B) subsection 4(a), any provision of Section 5 hereof relating to the conversion rights of Holders of Convertible Redeemable Preferred Stock, or this Section 7; and

               (ii) the affirmative vote of the Holders of at least 75% of the outstanding shares of Convertible Redeemable Preferred Stock, voting together as a separate class, shall be required in order to (A) amend, alter or repeal any of the provisions of the Articles or this Certificate of Designation so as to adversely affect any right, preference or voting power of the Convertible Redeemable Preferred Stock or (B) authorize, create or issue any class or series of stock of the Corporation that is senior to or pari passu with the Convertible Redeemable Preferred Stock with respect to dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation.

          The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required to be effected, all outstanding shares of Convertible Redeemable Preferred Stock
(i) shall have been redeemed or notice of redemption shall have been provided and sufficient funds shall have been delivered to the Transfer Agent to effect such redemption and/or (ii) shall have been converted into shares of Class A Common Stock.

     Section 8.     Certain Restrictions.

     So long as any shares of Convertible Redeemable Preferred Stock are outstanding, the Corporation shall not redeem, retire, purchase or otherwise acquire any shares of Junior Stock.

     Section 9.     Transfer Agent.

     Simultaneously with the creation and issuance of the Convertible Redeemable Preferred Stock in accordance with the terms of this Certificate of Designation, the Corporation is amending its existing agreement with the Transfer Agent to provide that the Transfer Agent shall also act as the Transfer Agent for the Convertible Redeemable Preferred Stock. The duties of the Transfer Agent and certain rights of the Corporation and the Holders of Convertible Redeemable Preferred Stock with respect to the transfer of shares of Convertible Redeemable Preferred Stock and the redemption of shares of Convertible Redeemable Preferred Stock for cash by the Corporation are set forth in the transfer agent agreement, as so amended.

     Section 10.    Transfers; Replacement of Certificates.

          (a) Transfers. Subject to any restrictions on transfer under applicable securities or other laws, shares of Convertible Redeemable Preferred Stock may be transferred on the books of the Corporation by the surrender to the Transfer Agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with transfer stamps (if necessary) affixed, and such proof of the authenticity of signature as the Corporation or the Transfer Agent may reasonably require.

          (b) Replacement of Certificates. If any mutilated certificate representing shares of Convertible Redeemable Preferred Stock is surrendered to the Transfer Agent, or if a Holder claims the certificate representing shares of Convertible Redeemable Preferred Stock has been lost, destroyed or willfully taken, the Corporation shall issue and the Transfer Agent shall countersign a replacement certificate of like tenor and date if (i) the Holder provides an indemnity bond or other security sufficient, in the judgment of the Transfer Agent, to protect the Corporation, the Transfer Agent, and any authenticating agent and any of their officers, directors, employees or representatives from any loss which any of them may suffer if a certificate representing shares of Convertible Redeemable Preferred Stock is replaced and (ii) the Holder satisfies any other reasonable requirements of the Transfer Agent.

     Section 11.    Liquidation.

     Upon any liquidation, dissolution or winding up of the Corporation, the Holders of shares of Convertible Redeemable Preferred Stock shall be entitled to receive, out of the assets or surplus funds of the Corporation available for distribution, cash equal to the Liquidation Value per share of each outstanding share of Convertible Redeemable Preferred Stock. No distribution in respect of any such liquidation, dissolution or winding up shall be made (A) to the holders of shares of Junior Stock unless, prior thereto, the Holders of shares of Convertible Redeemable Preferred Stock shall have been paid in cash the Liquidation Value for each outstanding share of Convertible Redeemable Preferred Stock or (B) to the holders of any other class or series of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Convertible Redeemable Preferred Stock, except distributions made ratably on the Convertible Redeemable Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the assets or surplus funds to be distributed to the Holders of Convertible Redeemable Preferred Stock upon any such liquidation, dissolution or winding up are insufficient to permit the payment to such Holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the Holders of Convertible Redeemable Preferred Stock in proportion to the full preferential amount each such Holder is otherwise entitled to receive.

     Neither the consolidation of nor merging of the Corporation with or into any other Person, nor the sale or other transfer of all or substantially all of the assets of the Corporation to another Person, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 11.

     Section 12.    Rank.

     All shares of Convertible Redeemable Preferred Stock shall rank junior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all shares of Exchangeable Preferred Stock.



124471.c7

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this





                                23rd day of November in the year 1994.





/s/ C. William Carey,   President/


/s/ Richard E. Floor,   Clerk/

THE COMMONWEALTH OF MASSACHUSETTS



Certificate of Vote of Directors Establishing

A Series of a Class of Stock

(General Laws, Chapter 156B, Section 26)



     I hereby approve the within certificate and, the

filing fee in the amount of $

having been paid, said certificate is hereby filed this

        day of                     ,1994.







                                                MICHAEL JOSEPH CONNOLLY

                                                   Secretary of State





TO BE FILLED IN BY CORPORATION

PHOTO COPY OF CERTIFICATE TO BE SENT



                                        TO:     Elliot J. Mark, Esq.
                                                Goodwin, Procter & Hoar
                                                Exchange Place
                                                Boston, MA  02109
                                Telephone:      (617) 570-1452




                                                                 Copy Mailed